Exhibit 10.36

RESTRICTED STOCK UNIT AGREEMENT WITH EMPLOYEE
(Unum Group Stock Incentive Plan of 2017 - UK and Ireland Sub-plan)
THIS AGREEMENT (this “Agreement”), dated as of [Grant Date], is entered into by and between Unum Group, a Delaware corporation (the “Company”), and [Participant Name] (the “Employee”).
W I T N E S S E T H
In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.	Grant, Vesting and Forfeiture of Restricted Stock Units.

(a)Grant. Subject to the provisions of this Agreement and to the provisions of the UK and Ireland Sub-plan (“Sub-plan”) of the Unum Group Stock Incentive Plan of 2017 (the “Plan”), the Company hereby grants to the Employee, as of [Grant Date] (the “Grant Date”), [Number Granted] Restricted Stock Units (the “Restricted Stock Units”), each with respect to one share of common stock of the Company, par value $0.10 per Share. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Sub-plan and the Plan.

(b)Vesting During the Restriction Period. Subject to the terms and conditions of this Agreement, the Restricted Stock Units shall vest and no longer be subject to any restriction on the anniversaries of the Grant Date set forth below (the period during which restrictions apply, the “Restriction Period”):

Vesting Dates (Anniversaries of Grant Date)	Percentage of Total Grant Vesting
First Anniversary	33%
Second Anniversary	33%
Third Anniversary	34%

(c)Termination of Employment.

(i)Upon the Employee’s Termination of Employment for any reason (other than as specified in Section 1(c)(ii) or 1(c)(iii) below) during the Restriction Period, all Restricted Stock Units still subject to restriction shall be forfeited.

(ii)Upon the Employee’s Termination of Employment during the Restriction Period due to the Employee’s death, Disability or Retirement, the restrictions applicable to the Restricted Stock Units shall lapse, and such Restricted Stock Units shall become free of all restrictions and become fully vested.

(iii)Upon the Employee’s Termination of Employment during the Restriction Period by the Company as a result of job elimination or requalification, the Employee shall vest in a number of Restricted Stock Units subject to each tranche that has not vested as of the date of the Termination of Employment equal to the product of (x) the number of Restricted Stock Units subject to such tranche that has not vested as of the date of the Termination of Employment and (y) a fraction, the numerator of which is the number of full and partial months that have lapsed from the Grant Date until the date of the Termination of Employment and the denominator of which is the total number of months in the Restriction Period applicable to such tranche. The benefits described this Section 1(c)(iii) shall also apply upon a Termination of Employment by the Employee for Good Reason if the Company has entered into a separate written agreement with the Employee providing for payments upon a Termination of Employment for Good Reason not following a Change in Control, in which case “Good Reason” shall have the meaning ascribed to it in such agreement; provided, that, if the Employee is eligible for Retirement at the time of Termination of Employment by the Employee for Good Reason, the vesting of such Employee’s Restricted Stock Units shall be governed by Section 1(c)(ii) above.

(iv)For purposes of this Agreement, employment with the Company shall include an office or employment with the Company, its Affiliates and their successors. Nothing in this Agreement, the Sub-plan or the Plan shall confer upon the Employee any right to continue in the employment of, or holding an office with, the Company or any of its Affiliates or interfere in any way with the right of the Company or any Affiliate to terminate the Employee’s office or employment at any time.

2.	Settlement of Units.

Subject to Section 8 (pertaining to the withholding of taxes), as soon as practicable after the date on which the Restriction Period expires, and in no event later than 30 days after such date, the Company shall deliver to the Employee or his or her personal representative, in book-position or certificate form, one Share that does not bear any restrictive legend making reference to this Agreement for each Share subject to the Restricted Stock Unit. Notwithstanding the foregoing, the Company shall be entitled to hold the Shares issuable upon settlement of Restricted Stock Units that have vested until the Company shall have received from the Employee a duly executed Form W-9 or W-8, as applicable.

3.	Nontransferability of the Restricted Stock Units.

During the Restriction Period and until such time as the Restricted Stock Units are ultimately settled as provided in Section 2 above, the Restricted Stock Units and Shares covered by the Restricted Stock Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise; provided, however, that nothing in this Section 3 shall prevent transfers by will or by the applicable laws of descent and distribution. Any purported or attempted transfer of such Restricted Stock Units or Shares in contravention of this Section 3 shall be null and void.

4.	Rights as a Stockholder.

During the Restriction Period, the Employee shall not be entitled to any rights of a stockholder with respect to the Restricted Stock Units (including, without limitation, any voting rights); provided that with respect to any dividends paid on Shares underlying the Restricted Stock Units, such dividends will be reinvested into additional Restricted Stock Units, which, as applicable, shall vest and be settled at such time as the underlying Restricted Stock Units vest and are settled.

5.	Adjustment; Change in Control.

In the event of certain transactions during the Restriction Period, the Restricted Stock Units shall be subject to adjustment as provided in Section 3(d) of the Plan or any applicable successor provision under the Plan. Notwithstanding anything in Section 1 to the contrary: (a) upon the occurrence of a Change in Control, unless a Replacement Award is granted in respect of the Restricted Stock Units (in which case this clause (a) shall not apply), the restrictions applicable to the Restricted Stock Units shall lapse and such Restricted Stock Units shall become free of all restrictions and fully vested as of such Change in Control and shall be settled as soon as practicable following the date of such Change in Control (but not later than 30 days thereafter); and (b) if a Replacement Award is granted in respect of the Restricted Stock Units in connection with such Change in Control, upon a Termination of Employment of the Employee occurring upon or during the two years immediately following the date of such Change in Control by reason of death, Disability or Retirement, by the Company without Cause, or by the Employee for Good Reason (as defined in the Plan, except that if the Employee is covered by a separate written plan or agreement providing for payments upon a Termination of Employment for Good Reason within two years following a Change in Control, then as defined in such plan or agreement), the restrictions applicable to such Replacement Award, to the extent not vested as of such Termination of Employment, shall lapse, and such Replacement Award shall become free of all restrictions and fully vested and shall be settled as soon as practicable following the date of Termination of Employment (but not later than 30 days thereafter); provided, however, if the Employee is a citizen of the United States or otherwise subject to US Federal Income Tax in respect of the Restricted Stock Units that any Restricted Stock Units that constitute “nonqualified deferred compensation” as defined under Section 409A of the Code shall, to the extent necessary to avoid the imposition of penalty taxes under Section 409A of the Code, not be so settled unless the Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code (it being understood that nothing in this Section 5 shall preclude the Company from settling upon a Change in Control any Restricted Stock Units that are not replaced by a Replacement Award, to the extent effectuated in accordance with Treasury Reg. § 1.409A-3(j)(ix) if the Employee is a citizen of the United States or otherwise subject to US Federal Income Tax in respect of the Restricted Stock Units).

6.	Payment of Transfer Taxes, Fees and Other Expenses.

The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Employee in connection with the Restricted Stock Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

7.	Other Restrictions.

(a)The Restricted Stock Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law is required, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the grant of Restricted Stock Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

(b)If the Employee is an insider as described under the Company’s Insider Trading Policy (as in effect from time to time and any successor policies), the Employee shall be required to obtain pre-clearance from the General Counsel or Securities Counsel of the Company prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the Restricted Stock Units, and may be prohibited from selling such securities other than during an open trading window. The Employee further acknowledges that, in its discretion, the Company may prohibit the Employee from selling such securities even during an open trading window if the Company has concerns over the potential for insider trading.

8.	Taxes and Withholding.

(a)The Employee irrevocably undertakes to:

(i)pay to the Company, his employer or former employer (as appropriate) the amount of any Tax Liability; or

(ii)enter into arrangements to the satisfaction of the Company, his employer or former employer (as appropriate) for payment of any Tax Liability.

(b)The Employee irrevocably undertakes that, at the request of the Company, his employer or former employer, he shall join that person in making a valid election to transfer to the Employee the whole or any part of the liability for employer national insurance contributions (or any similar liability for social security contribution in any jurisdiction) which:

(i)the Company or any employer (or former employer) of his may become liable to pay as a result of any Taxable Event; and

(ii)may be lawfully transferred from the Company or any employer (or former employer) to him.

(c)If required to do so by the Company, the Employee irrevocably undertakes, in relation to any Shares delivered to him pursuant to Section 2, to enter into a joint election under section 431(1) or section 431(2) of the Income Tax (Earnings and Pensions) Act 2003 of the United Kingdom before the date falling 14 days after he acquires the relevant Shares. The Employee hereby appoints the Company (acting by any of its directors or officers from time to time) as his agent to execute any joint election required to be entered into under this Section in his name and on his behalf.

(d)The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 8, and the Company shall not deliver Shares in respect of the Restricted Stock Units unless and until the Employee has made arrangements satisfactory to the Committee to satisfy his or her obligations under this clause. Unless the Employee pays the Tax Liability to the Company, employer or former employer by cash or cheque, withholding may be effected, at the Company’s option, by withholding Shares issuable in connection with the Restricted Stock Units (provided that the Shares may be withheld only to the extent that such withholding will not result in adverse accounting treatment for the Company). The Employee acknowledges that the Company, the employer and any former employer have the right to deduct any taxes required to be withheld by law in connection with the Restricted Stock Units from any amounts payable by it to the Employee (including, without limitation, future cash wages). The Employee’s obligations under Section 8(a) shall not be affected by any failure of the Company or employer or former employer to withhold shares or deduct from payments of remuneration under this Section 8(d).

(e)In this Section 8 references to “employer” and “former employer” include a company of which the Employee is a director or other officer (or any company of which the Employee was formerly a director or other officer).

9.	Confidentiality; Non-Solicitation; Non-Disparagement.

(a)The Employee acknowledges that during the course of employment or engagement with the Company and its Affiliates the Employee has received and will continue to have access and exposure to secret and proprietary information, including but not limited to information about the Company’s and its Affiliates’ business, business practices and processes, customers, and prospective customers, the value of which is derived in part from the fact that the information is not generally known to the public (“Confidential Information”). The Employee acknowledges that the Company and its Affiliates have spent significant time, effort and resources protecting the Confidential Information and that the Confidential Information is of significant competitive value to the Company and its Affiliates in the industries in which they compete, and that the use or disclosure, even if inadvertent, of the Confidential Information for the benefit of a competitor would cause significant damage to the legitimate business interests of the Company. Accordingly, in order to protect the legitimate business and customer goodwill interests of the Company and its Affiliates, to protect the Confidential Information against inappropriate use or disclosure, and in consideration of the grant of and the opportunity to vest in the Restricted Stock Units in accordance with the provisions of this Agreement, the Employee hereby covenants and agrees to comply with the confidentiality, non-solicitation and non-disparagement provisions set forth in this Section 9(a) (collectively, the “RSU Restrictions”). Except to the extent expressly provided otherwise below, the Employee agrees to comply with the RSU Restrictions for the period commencing on the Grant Date and extending through the date that is 12 months following the Employee’s Termination of Employment for any reason (such period, the “RSU Restricted Period”).

(i)The Employee will use Confidential Information gained during employment or engagement with the Company or any Affiliate for the benefit of the Company only and, without the prior written consent of the Company, shall not, at any time during the RSU Restricted Period or thereafter, directly or indirectly, divulge, reveal or communicate any Confidential Information to any person or entity whatsoever, or use any Confidential Information for the Employee’s own benefit or for the benefit of others, other than as required by law or legal process. For purposes of the foregoing, Confidential Information shall not include information that becomes generally available to the public, other than as a result of disclosure by the Employee.

(ii)The Employee shall not, at any time during the RSU Restricted Period, without the prior written consent of the Company, directly or indirectly, either for the Employee’s own benefit or purpose or for the benefit or purpose of any other person or entity, solicit, assist, or induce any Covered Employee to terminate his or her relationship with the Company or its Affiliates, or employ, or offer to employ, call on, or actively interfere with the Company’s or any Affiliate’s relationship with any Covered Employee, provided that this paragraph shall not prohibit general solicitations in the form of classified advertisements or the like in newspapers, on the internet, or in other media. For purposes of this Agreement, “Covered Employee” means an individual who is an employee, representative, or officer of the Company or any Affiliate at the time of the solicitation, assistance or inducement.

(iii)The Employee shall not, at any time during the RSU Restricted Period, without the prior written consent of the Company, directly or indirectly, either for the Employee’s own benefit or purpose or for the benefit or purpose of any other person or entity, solicit or accept any business from any customers of the Company or any Affiliate, or any broker with regard to customers of the Company or any Affiliate, whom the Employee serviced, solicited or had contact with while employed or engaged by the Company or any Affiliate.

(iv)The Employee shall not, at any time during the RSU Restricted Period, directly or indirectly, make any statement, oral or written, public or in private, which is reasonably foreseeable as harming the Company’s or any Affiliate’s business interests or impacts negatively on the Company’s or any Affiliate’s business reputation or reputation in the community. Nothing in this paragraph will be construed to prevent the Employee from communicating with or responding to a request for information from a federal, state, administrative agency or court.

(b)Any termination of the Employee’s employment or the termination or expiration of this Agreement shall have no effect on the continuing operation of this Section 9.

(c)The terms and provisions of this Section 9 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. If for any reason any court of competent jurisdiction shall find any provisions of this Section 9 unreasonable in duration or geographic scope or otherwise, the Employee and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

(d)The Employee acknowledges and agrees that any breach or threatened breach of the RSU Restrictions will result in substantial, continuing and irreparable injury to the Company and/or its Affiliates. Therefore, in addition to any other remedy that may be available to the Company and/or its Affiliates, the Company and/or its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of such provisions, and to specific performance of each of the terms thereof in addition to any other legal or equitable remedies that the Company or any Affiliate may have.

10.	Privacy and data protection

(a)The Employee consents to the Company, Subsidiaries and Affiliates holding and processing information about the Employee for legal, personnel, administrative and management purposes and, in particular, holding and processing: (i) health records and any medical reports to monitor sick leave and sick pay, to administer benefits and take decisions as to his fitness to work or the need for adjustments in the workplace; (ii) information required to carry out performance reviews, disciplinary and grievance procedures, internal investigations and considering reports (which may be submitted anonymously) under any whistle-blowing procedure; (iii) any information relating to criminal proceedings in which he has been involved; and (iv) to comply with legal requirements and obligations to third parties (“Personal Data”). The Employee agree that the Company may make the Personal Data available to Subsidiaries and Affiliates, those who provide products or services to the Company, Subsidiaries and Affiliates (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations, current or potential investors and potential purchasers of the Company, Subsidiaries, Affiliates or the business in which the Employee works.

(b)The Employee consents to the transfer of Personal Data to the Company and to any Subsidiary or Affiliate established outside the European Economic Area, and in particular to the United States. The Employee acknowledges that these countries may not have laws in place to adequately protect his privacy. The Employee confirms that he understands that all communications (whether by telephone, email or any other means) which are transmitted, undertaken or received using property of the Company or any Subsidiary or Affiliate or on the premises of the Company or any Subsidiary or Affiliate will be treated as work related and are subject to occasional interception, recording and monitoring without further notice. The Employee confirms that he does not regard any such communications as private and consents to such interception, recording and monitoring. Interception, recording and monitoring of communications is intended to protect the business interests of the Company and its Subsidiaries and Affiliates (for example, but without limitation, for the purposes of quality control, security of communication and IT systems, record-keeping and evidential requirements, detection and prevention of criminal activity or misconduct and to assist the Company and its Subsidiaries and Affiliates to comply with relevant legal requirements). The Employee acknowledges that intercepted communications may be used as evidence in any disciplinary or legal proceedings.

THE EMPLOYEE CONFIRMS THAT HE HAS READ, UNDERSTOOD AND AGREED TO THE PROVISIONS OF THIS SECTION 10 OF HIS OWN FREE WILL.

11.	Notices.

All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, courier, or registered airmail (postage prepaid) addressed as follows:
If to the Employee:
At the most recent address on file at the Company
If to the Company:
Unum Group
1 Fountain Square
Chattanooga, Tennessee 37402
Attention: Executive Compensation, Human Resources
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 11. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Employee consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

12.	Effect of Agreement.

(a)This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(b)A person who is not a party to this Agreement shall not have any rights under or in connection with it, except where such rights arise as a result of this Agreement for the Company or any employer or former employer of the Employee.

The rights of the Employee to surrender, terminate or rescind this Agreement, or agree any variation, waiver or settlement of it, are not subject to the consent of any other person.

13.	Laws Applicable to Construction; Consent to Jurisdiction.

(a)The interpretation, performance and enforcement of this Agreement (including non-contractual disputes or claims) shall be governed and construed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. The parties agree that the courts of the State of Delaware shall have non-exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this deed or its subject matter or formation (including non-contractual disputes or claims).

(b)The Parties irrevocably consent to any process in any legal action or proceedings under this Section 13 being served on it in accordance with the provisions of this Agreement relating to service of notices. Nothing contained in this Agreement shall affect the right to serve process in any other manner permitted by law.

(c)In addition to the terms and conditions set forth in this Agreement, the Restricted Stock Units are subject to the terms and conditions of the Plan and the Sub-plan, which are hereby incorporated by reference.

14.	Severability.

The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

15.	Conflicts and Interpretation.

In the event of any conflict between this Agreement, the Plan or the Sub-plan, the Sub-plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Sub-plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan and Sub-plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan and Sub-plan. The Employee hereby acknowledges that a copy of the Plan and the Sub-plan has been made available to him and agrees to be bound by all the terms and provisions thereof. The Employee and the Company each acknowledge that this Agreement (together with the Plan and the Sub-plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties or either of them, with respect to the subject matter hereof.

16.	Amendment.

The Company may modify, amend or waive the terms of the Restricted Stock Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Employee without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

17.	Section 409A.

It is the intention of the Company that the Restricted Stock Units awarded to an Employee who is a citizen of the United States of America or otherwise subject to United States Federal Income Tax shall either (a) not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code, or (b) comply in all respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, such that no delivery of or failure to deliver Shares pursuant to this Agreement will result in the imposition of taxation or penalties as a consequence of the application of Section 409A of the Code. Restricted Stock Units that (i) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (ii) vest as a consequence of the Employee’s termination of employment shall not be delivered until the date that the Employee incurs a “separation from service” within the meaning of Section 409A of the Code (or, if the Employee is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service”). If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may make such an amendment, notwithstanding Section 15 above, effective as of the Grant Date or any later date, without the consent of the Employee.

18.	Headings.

The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

19.	Counterparts.

This Agreement may be executed in counterparts, which together shall constitute one and the same original.

20.	Terms of Office or Employment.

(a)The Employee acknowledges and undertakes that:

(i)subject to Section 9, his rights and obligations as an employee or director of the Company or any of its Affiliates shall not be affected by grant of the Restricted Stock Unit award or the delivery of Shares pursuant to such award; and

(ii)subject to Section 4, the grant of the Restricted Stock Unit award or the delivery of Shares pursuant to such units give him no right or expectation to receive further opportunities to acquire Shares, except for any rights which might be available to shareholders as such.

(b)The Employee irrevocably waives any rights that may arise to compensation or damages on account of any loss in respect of the Restricted Stock Unit award or the delivery of Shares pursuant to such award where such loss arises (or is claimed to arise), in whole or in part, from:

(i)termination of his office or employment with; or

(ii)notice to terminate his office or employment given by or to,

the Company, any Affiliate or former Affiliate. This waiver shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages may be claimed.

(c)The Employee irrevocably waives any rights to compensation or damages that may arise on account of any loss in respect of the Restricted Stock Unit award or the delivery of Shares pursuant to such award where such loss arises (or is claimed to arise), in whole or in part, from:

(i)any company which employs him, or in which he holds office, ceasing to be an Affiliate of the Company; or

(ii)the transfer of the business in which he is employed from the Company (or any Affiliate of it) to any person which is not the Company (or an Affiliate of it).

This waiver shall apply however the change of status of the relevant company, or the transfer of the relevant business, is caused, and however compensation or damages may be claimed.

21.	Clawback.
Notwithstanding any provisions in this Agreement to the contrary, any Shares or other amounts paid or provided to the Employee pursuant to this Agreement (including any gains realized on Shares issued pursuant to this Agreement), which Shares or amounts are subject to recovery under any law, government regulation, stock exchange listing requirement, or any policy adopted by the Company from time to time, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, stock exchange listing requirement, or policy as in effect from time to time.

22.	Disclosures.

Nothing in this Agreement shall be construed to restrict the Employee’s ability to make a confidential disclosure of any trade secret or other confidential information to a government official or an attorney for the sole purpose of reporting or assisting in the investigation of a suspected violation of law and the Employee shall not be held liable under this Agreement or under any federal or state trade secret law for any such disclosure.

23.	Foreign Jurisdictions.

This Agreement shall be construed, interpreted and applied in such a manner as shall be necessary to comply with any legal or regulatory requirements of any jurisdiction to which the Employee is or becomes subject. The Company hereby delegates to each of the officers of the Company the authority for the interpretation of such matters, whose interpretations shall be final, binding and conclusive on the Employee and all individuals claiming any rights or benefits hereunder.
[Signature Page Follows]

IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set the Employee’s hand.

Date: [Acceptance Date]	EMPLOYEE: [Participant Name]

[Participant Signature]

UNUM GROUP

By:
[Authorized Signature]
[Name]
[Title]